Gibraltar Industries Appoints Timothy Murphy as Chief Financial Officer
Gibraltar VP, Treasurer and Secretary Brings Strong Financial Acumen and Experience Building Value at Gibraltar
Buffalo, NY, March 24, 2017 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets, today announced the appointment of Timothy Murphy as Chief Financial Officer effective April 1. Mr. Murphy, who is currently Vice President, Treasurer and Secretary at Gibraltar, will succeed Kenneth Smith, who had previously announced his intention to retire. Mr. Smith will continue with Gibraltar for a transition period.
“Tim brings strong financial acumen, a deep understanding of Gibraltar’s business drivers and high-level strategic thinking to his new role as chief financial officer,” said Chief Executive Officer Frank Heard. “Tim was a key player in implementing our 80/20 initiatives and his experience at Gibraltar involved him in all four of our strategic pillars. Now, we look forward to his contributions as chief financial officer as we continue to drive our transformation efforts and generate improved financial performance. Tim is the ideal candidate to lead our finance team and build on Ken Smith’s accomplishments.”
“On behalf of the Gibraltar team, I want to thank Ken for his dedication and contributions during his nine-year tenure as chief financial officer. Ken’s strong and effective leadership has been instrumental to our success, and will leave a lasting positive effect as we continue to drive best-in-class performance. We wish him all the best in his retirement.”
Mr. Murphy, age 53, joined Gibraltar in 2004 as Director of Financial Reporting. He then held senior positions in the Treasury Operations department, and has been Vice President and Secretary of the Company since 2012, and Treasurer since 2013. His experience at Gibraltar includes overseeing bank and rating agency relationships, refinancing activities, including the completion of the current $300 million revolving credit agreement and a $210 million bond offering, screening prospective M&A targets, leading due diligence and coordinating acquisition integration activities. Prior to joining Gibraltar, Mr. Murphy was Senior Manager at KPMG, where his concentration was on manufacturing clients. Mr. Murphy has a B.A. in Economics and an MBA from State University of New York - Buffalo.

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
David Calusdian
Investor Relations
(617) 542-5300
dcalusdian@investorrelations.com

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